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                                       MAGNA GROUP, INC.                          Exhibit 11.1
                          COMPUTATION OF EARNINGS PER COMMON SHARE
                            (In thousands, except per share data)

                                                              Three Months Ended March 31
                                                                 1995               1994
                                                                -------            ------
Primary
- -------
         Average common shares outstanding                       27,583            25,739
         Assumed exercise of employee stock options                 111               138
                                                                -------            ------
                  Total                                          27,694            25,877
                                                                =======            ======


         Net income                                             $11,635            $9,214
         Less preferred stock dividends:
                  Class B voting preferred                           (1)               (1)
                                                                -------            ------
                           Net income                           $11,634            $9,213
                                                                =======            ======

         Per common share:
                           Net income                             $0.42             $0.36
                                                                =======            ======


Fully Diluted  <FA>
- -------------------
         Average common shares outstanding                       27,583            25,739
         Assumed exercise of employee stock options                 129               141
         Assumed conversion of:
                  7% convertible subordinated capital notes         932               995
                  8-3/4% convertible subordinated debentures         --                --
                                                                -------            ------
                           Average common shares and common
                             share equivalents                   28,644            26,875
                                                                =======            ======

         Net income                                             $11,635            $9,214
         Less preferred stock dividends:
                  Class B voting preferred                           (1)               (1)
         Elimination of interest net of related tax effects on:
                  7% convertible subordinated capital notes         200               212
                  8-3/4% convertible subordinated debentures         --                --
                                                                -------            ------
                           Fully diluted net income             $11,834            $9,425
                                                                =======            ======

         Per common share:
                           Net income                             $0.41 <FA>        $0.35 <FA>
                                                                =======            ======

<FA>     Inclusion of common share equivalents for the 8-3/4% convertible subordinated debentures for the three month periods ended March 31, 1995 and 1994 in the calculation of fully diluted net income per common share results in antidilution, and therefore, these are excluded from the computation.

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